Exhibit 10.1

December 19, 2022

Anthony M. Jabbour

At the address on file with the Company

Dear Anthony:

This letter memorializes our recent discussions concerning certain compensation matters in connection with the transactions contemplated by the Agreement and Plan and Merger among Intercontinental Exchange, Inc., Sand Merger Sub Corporation and Black Knight, Inc. (the “Company”), dated as of May 4, 2022 (the “Merger Agreement”).

Discretionary Bonus. I am pleased to inform you that, in accordance with Section 5(e) of your employment agreement with BKFS I Services, LLC, dated as of April 1, 2018 and amended as of May 16, 2022 (your “Employment Agreement”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) determined that you will be eligible to receive, contingent upon the successful consummation of the merger contemplated by the Merger Agreement (the “Merger”), a one-time discretionary cash bonus in the amount of $40,000,000 (the “Discretionary Bonus”).

Accelerated Payment. For certain tax planning purposes, in connection with the anticipated 2023 consummation of the Merger, the Committee has further determined, subject to your agreement to the terms set forth herein, to accelerate the payment of the Discretionary Bonus. Accordingly, effective no later than December 28, 2022 (the “Acceleration Date”), you will be paid the Discretionary Bonus, less applicable tax withholding.

Liquidated Damages. You agree that if, on or after the Acceleration Date and prior to the Closing Date (as defined in the Merger Agreement), your employment is terminated by the Company for Cause or you resign without Good Reason (each as defined in your Employment Agreement, and each a “Covered Termination”), or if the Merger Agreement is terminated in accordance with its terms without the consummation of the Merger, you will pay the Company, in cash, within ten (10) days following the effective date of your Covered Termination or the date of termination of the Merger Agreement, as applicable, the after-tax amount of the Discretionary Bonus based on the Company’s customary tax withholding practices (the “Liquidated Damages”), plus any refund you receive from an applicable tax authority as a result of the requirement to pay the Liquidated Damages (any such amount, a “Tax Refund”). You acknowledge that (i) the amount of the Liquidated Damages is reasonable in proportion to the harm to be sustained by the Company if a Covered Termination occurs or the Merger Agreement is terminated, and (ii) the Liquidated Damages are not intended to constitute a penalty or punitive damages for any purposes.

Your obligation to pay Liquidated Damages will be a full recourse obligation. The obligation will be secured by a deposit in cash equal to the Liquidated Damages into an escrow account established by you at a national or regional bank acceptable to the Company, prior to

601 Riverside Avenue ● Jacksonville, FL 32204

or as soon as reasonably practicable (but no more than ten (10) days) after the Acceleration Date. The escrow account may be interest-bearing and you will not be obligated to pay to the Company any interest earned on the escrowed funds in excess of the Liquidated Damages. The Company will have the right to offset your obligation to pay Liquidated Damages against any amounts otherwise owed to you by the Company; provided that no such offset shall result in the imposition of additional taxes or penalties to you under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If you are obligated to pay the Liquidated Damages, you will also be obligated to pay the Company any Tax Refund if received, as soon as reasonably practicable (but no more than ten (10) days) after the date of receipt thereof (it being understood that you may receive a Tax Refund from different tax authorities at different times).

The Company’s right to the Liquidated Damages (and amounts in the escrow and any Tax Refund) will lapse on the earlier of (i) the Closing Date if a Covered Termination has not occurred and (ii) the date of a termination of your employment that is not a Covered Termination. As of that date, the escrow account may be terminated by you and all assets in the escrow account will be distributable to you (or your estate). You shall be the owner of the escrow account and its assets.

Miscellaneous. Sections 17 (Entire Agreement and Amendment), 19 (Governing Law), 20 (Assignments and Successors), 21 (Counterparts), 23 (Severability), 24 (Notices) and 26 (Tax) of your Employment Agreement are hereby incorporated by reference into this letter and will continue to apply as if set forth herein, mutatis mutandis, with such interpretive modifications as are necessary to preserve the intent and meaning of such provisions. Furthermore, you and the Company agree and acknowledge that, for purposes of the section entitled “Excise Taxes” under Section 26 of your Employment Agreement, all determinations as to whether any Payment or Payments would be subject to the Excise Tax (each as defined in your Employment Agreement) will be made by Compensation & Benefits Advisory Services, LLC, will take into account the value of any covenant not to compete as permitted under the final regulations under Section 280G of the Code, and will be binding upon you and the Company. All reasonable fees and expenses of Compensation & Benefits Advisory Services, LLC will be borne solely by the Company.

Signature page follows.

601 Riverside Avenue ● Jacksonville, FL 32204

We thank you for your contributions to, and leadership of, the Company. If you are in agreement with the terms of this letter, it is important that you sign this letter and return it to Colleen Haley as soon as practicable.

Sincerely,

By: /s/ Joseph M. Nackashi
Name: Joseph M. Nackashi
Title: Chief Executive Officer

Accepted and Acknowledged as of
this _19_ day of December, 2022:

/s/ Anthony M. Jabbour
Anthony M. Jabbour

601 Riverside Avenue ● Jacksonville, FL 32204